Exhibit 10.1:

Executive Officer	Salary
(as of October 1, 2005)
Raj L. Gupta, Chairman, President and CEO	$1,005,000
Alan E. Barton, Vice President, Coatings	$390,500
Pierre R. Brondeau, Vice President, Electronic Materials	$390,500
Jacques M. Croisetiere, Vice President, CFO	$390,500
Robert A. Lonergan, Vice President, General Counsel and Corporate Secretary	$380,600
Anne M. Wilms, Vice President, CIO, Director HR	$322,000